SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(A) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section
8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             Legacy Builder Variable Life Separate Account

Address of Principal Business Office:

                  4333 Edgewood Road, N.E.
                  Cedar Rapids, Iowa   52499-0001

Telephone Number:    1-800-525-6205

Name and Address of Agent for Service of Process:

                  William L. Busler, Esq.
                  President
                  PFL Life Insurance Company
                  4333 Edgewood Road, N.E.
                  Cedar Rapids, Iowa   52499-0001

Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  /   /     No  / X /

Item 1.           Legacy Builder Variable Life Separate Account.

Item 2. Registrant was organized under the laws of the State of Iowa on November 20, 1998.

Item 3. Registrant is organized as a separate account of PFL Life Insurance Company.

Item 4.           Registrant is a unit investment trust.

Item 5.           Not applicable.

Item 6.           Not applicable.

Item 7.           Not applicable.

Item 8.           (a)      PFL Life Insurance Company
                           4333 Edgewood Road, N.E.
                           Cedar Rapids, IA  52499
                  (b)

      --------------------------- --------------------------------------------------------------------------
      William L. Busler           Director, Chairman of the Board, and President
      --------------------------- --------------------------------------------------------------------------
      --------------------------- --------------------------------------------------------------------------
      Larry N. Norman             Director, Executive Vice President
      --------------------------- --------------------------------------------------------------------------
      --------------------------- --------------------------------------------------------------------------
      Patrick S. Baird            Director, Senior Vice President, and Chief Operating Officer
      --------------------------- --------------------------------------------------------------------------
      --------------------------- --------------------------------------------------------------------------
      Douglas C. Kolsrud          Director, Senior Vice President, Chief Investment Officer and Corporate
                                  Actuary
      --------------------------- --------------------------------------------------------------------------
      --------------------------- --------------------------------------------------------------------------
      Craig D. Vermie             Director, Vice President, Secretary and General Counsel
      --------------------------- --------------------------------------------------------------------------
      --------------------------- --------------------------------------------------------------------------
      Robert J. Kontz             Vice President and Corporate Controller
      --------------------------- --------------------------------------------------------------------------
      --------------------------- --------------------------------------------------------------------------
      Brenda K. Clancy            Vice President, Treasurer and Chief Financial Officer
      --------------------------- --------------------------------------------------------------------------






     The address of each officer and director is:4333 Edgewood Road,
                 N.E., Cedar Rapids, IA  52499-0001.

                  (c)      Not applicable.

Item 9.           (a)      No.

                  (b)       Not applicable.

                  (c)       Yes.

                  (d)       No.

                  (e)       Not applicable.

Item 10. Zero.

Item 11. No.

Item 12. Not applicable.


                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Sponsor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Cedar Rapids, the State of Iowa on the 30th day of November, 1998.


                                   LEGACY BUILDER VARIABLE LIFE SEPARATE ACCOUNT

ATTEST:


/s/         Frank A. Camp          By:  /s/  William L.Busler
Name:    Frank A. Camp, Esq.                 William L. Busler
Title:   Vice President and                       President
         Division General Counsel